Human Resources

Practices and Policies

Insider Trading Policy

Effective Date: February 1, 2023

Supersedes: September 18, 2020 Insider Trading Policy

Purpose:

In the course of performing your duties for Liquidity Services, Inc., you may from time to time receive or become aware of information about the Company and its subsidiaries (the “Company”), or other companies that do business with the Company, which is “material” and “nonpublic.”

“Insider trading” laws prohibit persons who receive or become aware of material nonpublic information about the Company (or other companies that do business with the Company) from trading in the Company’s (or such other company’s) securities and from providing that material nonpublic information to others who are reasonably likely to trade in the Company’s (or such other company’s) securities. Insider trading laws impose legal liability on both the individuals who fail to comply with them, as well as on companies that employ individuals who violate these laws.

Accordingly, the Company has adopted this Insider Trading Policy (the “Policy”) to (1) assist individuals associated with the Company in their compliance with insider trading laws and (2) protect the Company from legal liability and promote its business interest in maintaining its reputation for integrity.

INSIDER TRADING IS A VERY SERIOUS MATTER. INSIDER TRADING AND THE TIPPING OF MATERIAL NONPUBLIC INFORMATION IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS PERSONAL LIABILITY AND CIVIL PENALTIES. INDIVIDUALS WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, UP TO AND INCLUDING TERMINATION FOR CAUSE. IF YOU HAVE ANY QUESTIONS OR DOUBT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR WHETHER A DESIRED TRANSACTION MAY CREATE RISK UNDER INSIDER TRADING LAWS, PLEASE SEEK CLARIFICATION FROM THE COMPANY’S COMPLIANCE OFFICER (AS DEFINED BELOW). DO NOT TRY TO RESOLVE THE UNCERTAINTY WITHOUT THE COMPLIANCE OFFICER’S ASSISTANCE.

Scope:

This Policy is effective as of the date set forth at the top of this Policy and supersedes any previous insider trading policy of the Company. In the event of any conflict or inconsistency between this Policy and any other materials previously distributed by the Company, this Policy shall govern. In addition, each Covered Person (as defined below) is responsible for complying with applicable law as then in force and effect. Accordingly, even if there is a conflict or inconsistency between this Policy and applicable law, or an unintentional omission from this Policy, Covered Persons are not excused from complying with applicable law.

This Policy applies to: all employees of the Company; all officers of the Company (whether qualifying as an “executive officer” pursuant to Rule 3b-7 or Section 16 under the Securities Exchange Act of 1934, such persons, “Officers”), all members of the Board of Directors of the Company (“Directors”); as well as any of their respective family members and other members of their households, partnerships in which any such person is a general partner, trusts of which any such person is a trustee, estates of which any such person is an administrator or executor and other legal entities that any such person controls (the “Covered Persons”). For the avoidance of doubt, an individual will be a Covered Person regardless of whether that person is located in or outside of the United States.

The Compliance Officer (as defined below) may also determine from time to time that other persons who may have access to material nonpublic information due to their activities with the Company shall be subject to some or all of this Policy. Any persons so identified by the Compliance Officer shall also be “Covered Persons” for purposes of this Policy.

For purposes of this policy, the term “Securities” shall be interpreted broadly to include, but shall not be limited to, a company’s common stock, preferred stock, debt securities, convertible securities, other equity and debt securities, and any derivatives thereof.

It is the responsibility of the Company’s Directors, Officers and employees to ensure that their related Covered Persons who do not have a direct relationship with the Company (such as a family or household member) understand and abide by this Policy.

Statement of policy:

1. Policy.

If a Covered Person is in possession of material nonpublic information relating to the Company, that person may not, directly or indirectly, buy, sell or engage in other transactions in Company Securities, except as set forth below, or engage, directly or indirectly, in any other action to disclose to others (“tipping”) or benefit from or take advantage of that information (for example, recommending transactions in Company Securities). This Policy also applies to transactions in another company’s Securities if a Covered Person becomes aware of material nonpublic information relating to that company during the Covered Person’s employment by, service to or other relationship with the Company (for example, information concerning the Company’s customers or suppliers).

Additional restrictions regarding transactions in Company Securities by Special Insiders (as defined below) are described in Section 5. below.

2. Definitions and Explanations.

•
When Information is “Material”.

In order to determine whether information is material, it must be evaluated in the context of all facts and circumstances at play at the time. Information is considered “material” if:

•
a reasonable investor would consider the information important in making a decision to buy, sell or hold Securities; or
•
release of the information could produce a qualitative change to the package of information disclosed to the public; or
•
public disclosure of the information would be likely to have a significant effect on the market price of Securities.

Material information can be positive or negative and can relate to virtually any aspect of a company’s business. Information that is or may be material includes (but is not limited to) the following, depending upon all facts and circumstances at the time of assessment:

•
unpublished financial or operating results, positive or negative;
•
projections or changes in projections of financial or operating results, upwards or downwards;
•
a pending or proposed corporate transaction, such as merger, acquisition or divestiture;
•
a pending or proposed public offering or private placement of Securities or other financing outside of the ordinary course of business;
•
a pending or proposed repurchase or redemption of Securities;
•
the gain or loss of a significant customer or supplier;
•
changes in senior management;
•
execution of a business contract that is important financially, strategically or otherwise;
•
significant regulatory approvals or challenges;
•
pending or threatened litigation of potential significance, or settlement or other resolution of ongoing litigation;
•
a change in independent registered public accounting firm;
•
the need to restate financial statements;
•
impending bankruptcy or liquidity problems; and
•
other events or developments that is required to be disclosed in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”).
•
When Information is “Nonpublic”.

Information is “nonpublic” if it has not been widely disseminated to the public through public distribution channels, including:

•
newswire releases;
•
widely available broadcasts on television and radio;
•
publication in widely available newspapers or news websites; or
•
disclosure in periodic reports filed with the SEC.

Even after wide dissemination of material information, a reasonable period of time must elapse for the investing public to process the information. As a rule of thumb, two full trading days following wide dissemination is regarded as a reasonable waiting period before such information is deemed to be “public” and no longer “nonpublic” for purposes of this Policy. The Compliance Officer may determine that a different waiting period is appropriate with respect to particular disclosures based upon prevailing facts and circumstances. For the avoidance of doubt, Covered Persons should consult the Compliance Officer when contemplating transactions in Securities shortly after public disclosures by the Company (or a company with which the Company does business).

•
Be Mindful of How a Transaction May be Viewed in Hindsight.

If a particular transaction (or group of transactions) is challenged by enforcement authorities, it will be viewed with the benefit of hindsight. As a result, before engaging in any transaction, a

Covered Person should give careful thought to whether any facts and circumstances exist that could raise suspicions about the propriety of the proposed transaction after the fact; for example, as to whether information that the Covered Person has become aware of may be construed as “material” and “nonpublic.” Again, in the event of any doubt, Covered Persons should consult the Compliance Officer when contemplating transactions in Securities.

3. Requirements.

(a)
Non-Disclosure of Material Nonpublic Information.

It is illegal under insider trading laws to disclose material nonpublic information to other individuals who may themselves trade based on that information. Covered Persons may be held liable for disclosing material nonpublic information (“tipping”) to those other individuals (“tippee”) and may be liable for any illegal transaction or further tipping by a tippee.

Accordingly, no Covered Person who knows of material nonpublic information about the Company may disclose that information to any other person, including family members, without the prior authorization of the Compliance Officer, except to other Company personnel who have a need to know the information, or to third party agents of the Company (such as accountants, investment bankers or outside legal counsel) whose positions require them to have access to such information, but who are bound by a professional or contractual obligation to protect its confidentiality.

(b)
Prohibited Trading in Company Securities.

No Covered Person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities when they are aware of material nonpublic information concerning the Company that has not been disclosed to the public. As noted above, for purposes of the prohibition expressed in this Policy, “Company Securities” should be construed broadly, and the terms “purchase” or “sell” should also be interpreted broadly to include transactions involving Company Securities such as tax withholding elections or changes in vesting elections under the Company’s equity management portal, ShareWorks (or any successor thereto), loans, pledges, gifts, charitable donations and other contributions of Company Securities.

(c)
Prohibitions Involving Securities of Other Companies.

No Covered Person who becomes aware of the material nonpublic information of another company in the course of business activities on behalf of the Company may engage in prohibited trading while in possession of material nonpublic information about another company or disclose or “tip” that material nonpublic information to others.

(d)
No Hedging of Company Securities.

The Company believes that purchases of hedging instruments that protect against downward changes in Company’s stock price can result in the purchaser no longer having the same objectives as the Company’s other stockholders because they are no longer subject to the full risks of stock ownership. Accordingly, no Covered Person may engage in any hedging transaction that would result in lack of exposure to the full risks of ownership of Company Securities. Prohibited hedging transactions include, but are not limited to, collars, forward sale contracts, trading in publicly traded options, puts, calls or other derivative instruments related to Company Securities.

(e)
No Margin Accounts, Pledging or Short Sales of Company Securities.

No Covered Person may hold Company Securities in a margin account or “short” sell Company Securities.

(f)
Pledging. No Covered Person may pledge Company Securities as collateral for a loan. The Board of Directors may grant, after consultation with the Compliance Officer and in its sole discretion in limited circumstances, an exception to the pledging prohibition on a case-by-case basis.
(g)
Post-Separation Obligations.

The prohibition on insider trading continues to apply to any transaction in Company Securities or the Securities of other companies with which the Company does business even after a Covered Person has separated (for any reason) from the Company. Covered Persons who are in possession of material nonpublic information when their relationship with the Company concludes may not trade in Company Securities (or the Securities of other companies with which the Company does business) until after the information has become “public” for purposes of this Policy.

4. Exceptions.

(a)
Mutual Funds and Exchange Traded Funds

This Policy does not restrict purchases and sales of mutual funds, similar professionally managed “commingled pools” or exchange-traded funds that invest in Securities.

(b)
Transactions under Company Equity Plans.

This Policy does not apply to a Covered Person’s exercise of a stock option granted under a Company equity plan for cash, but this Policy does apply to the sale in the open market of any Company Securities received upon the exercise of an option, regardless of whether the sale is to pay the exercise price or to satisfy the Covered Person’s tax obligations resulting from the exercise.

This Policy also does not apply to a Covered Person’s surrender of Company Securities to the Company or the retention and withholding from delivery to the Covered Person of Securities by the Company (i.e., a “share withholding” or “net settlement” method) upon vesting of restricted stock units in satisfaction of tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company equity plan pursuant to which the restricted stock was granted. This Policy, however, does apply to exercises of a stock option granted under a Company equity plan by means of a stock swap or retention and withholding of Securities by the Company (i.e., a “share withholding” or “net settlement” method).

5. Heightened Requirements Applicable to Special Insiders.

•
Definition of Special Insiders.

This Section 5 sets forth additional provisions applicable to the following individuals associated with the Company (referring to the publicly traded entity, not its subsidiaries) (“Special Insiders”):

•
each Director;
•
each Officer;

•
each member of the Finance Department involved in consolidation of financial results and the preparation, review, or filing of reports with the U.S. Securities and Exchanges Commission (“SEC”);
•
each member of the Legal Department involved in the preparation, review or filing of reports with the SEC;
•
each employee involved in the review of Annual Reports on SEC Form 10-K or Quarterly Reports on SEC Form 10-Q, including subordinates of any executive officer with whom such officer shares such forms or material non-public information contained within such reports;
•
any other individual designated as a Special Insider by the Compliance Officer from time to time.

(b)
Blackout Periods/Trading Windows.
(1)
Earnings Blackout Periods: The period immediately prior to an earnings release is a time in which Special Insiders are most likely to be in possession of material nonpublic information about the Company. To avoid the risk of noncompliance with insider trading laws, Special Insiders may not purchase or sell Company Securities during regularly scheduled quarterly blackout periods:
•
commencing at the close of trading on the fifteenth (15th) calendar day prior to the end of each fiscal quarter (i.e., two weeks prior to the end of each fiscal quarter); and
•
ending at the start of the third full trading day after the Company’s “earnings release” is issued to the public relating to the Company’s financial information for the concluded fiscal quarter (for example, if the Company publishes its earnings release on Thursday at 7a.m. before the trading market opens, the earnings black-out period will continue until Monday when trading opens).
(2)
Special Blackout Periods. The Compliance Officer may impose special blackout periods from time to time on a discretionary basis when news of pending material events or other material non-public information regarding the Company that is anticipated to be disclosed has not yet been publicly disclosed. Individuals (which may include individuals who are not Specified Insiders) who become subject to a special blackout period will be notified of that fact by the Compliance Officer, and (A) may not disclose the fact that they are subject to a special blackout period to any other person without the express permission of the Compliance Officer and (B) may not transact in Company Securities during the special blackout period. The special blackout period commences on the date the individual receives notice of the blackout from the Compliance Officer and continues until the individual is notified by the Compliance Officer that the special blackout period has ended.
(3)
Open Trading Windows for Special Insiders. Subject to pre-clearance as provided in Section 5(c) below, Special Insiders are generally permitted to trade when no blackout period (including a special blackout period under Section 5(b)(2)) is in effect; provided, however, that even during an open trading window, any Covered Person (including a Special Insider) who is aware of material non-public information, may not trade in Company Securities until the information has been made publicly available as described above, or is no longer material.
(c)
Pre-Clearance for Special Insiders.

Even when a trading window is open, Special Insiders (including family members and other members of their respective households) must obtain prior clearance from the Compliance Officer before buying, selling or engaging in any transaction in Company Securities (except as described in Section 5(e). below), including any exercise of stock options. The Compliance Officer will evaluate each proposed transaction to determine if it raises insider trading concerns or the appearance of other concerns under the federal or state securities laws and regulations. Any advice will relate solely to legal considerations and not the merits of the investment decision. Clearance of a transaction will be valid only for the day of approval and the next four

(4)
trading days, provided that if a trading window will close before such period has elapsed, the clearance will only be valid until the end of that trading window. If the transaction order is not placed within such clearance period, pre-clearance of the transaction must be re-requested from the Compliance Officer.
(d)
Short-Swing Trading.

Special Insiders who purchase Company Securities may not sell any Company Securities of the same class for at least six months after the purchase. Note that in addition to this Policy, Special Insiders who are subject to Section 16(b) of the Exchange Act may be required to disgorge to the Company any “short-swing profits” realized from a “matching” purchase and sale or “matching” sale and purchase of Company Securities occurring within a six-month period.

(e)
Rule 10b5-1 Plans.

A Covered Person’s trades in Company Securities may be exempt from this Policy if made under a properly pre-established and maintained written trading plan, known as a “Rule 10b5-1 plan.” If the Rule 10b5-1 plan meets all of the requirements for such a plan, and the transactions in Company Securities are actually made in accordance with the terms and conditions of the plan, the trades will not be deemed to have been made “on the basis of” material nonpublic information, even if the Covered Person who established the plan is actually aware of material nonpublic information at the time plan-based transactions are executed.

A properly designed Rule 10b5-1 plan must meet the following requirements:

1.
The plan is established when no earnings blackout period in accordance with Section 5(b)(1) or Special Blackout Period in accordance with Section 5(b)(2) exists.
2.
The plan is established when the Covered Person was unaware of material nonpublic information concerning the Company;
3.
The plan must be entered into in good faith and not as part of a scheme to evade insider trading prohibitions;
4.
The Covered Person must include a representation in the plan certifying as to items 1 and 2.
5.
The plan specifies the number (or dollar value) of Company Securities to be purchased or sold during the term of the plan, the price (which may be a fixed price, market price or minimum/maximum price) at which the shares are to be traded, and a schedule for the trade(s), or provides a written formula or algorithm for determining the timing, amount and price of the trade(s). Alternatively, the plan can give a third party (such as a designated broker) the exclusive right to determine the timing, amount and price of the trade;
6.
The plan does not permit the Covered Person to exercise any subsequent influence over how, when, or whether to effect transactions in Company Securities; provided, however, that if a third party (such as a broker) is designated under the terms of the plan to determine the timing, amount and price of trades, the third party must not be aware of any material nonpublic information about the Company or Company Securities when it makes its trading decisions on behalf of the Covered Person; and
7.
In the case of Special Insiders, the 10b5-1 plan must have a cooling-off period (i.e., a period between the execution of the 10b5-1 plan and the first trade under such plan) is the later of: (1) 90 days following plan adoption or modification; or (2) two business days following the disclosure in certain periodic reports of the issuer’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification) before any trading in Company Securities can commence under the trading arrangement;
8.
In the case of a Covered Person other than a Special Insider, the 10b5-1 plan must have a cooling-off period of at least 20 days following plan adoption or modification before any trading in Company Securities can commence under the trading arrangement; and
9.
The 10b5-1 plan must include a condition that the Covered Person implementing the Rule 10b5-1 plan (or the third-party transacting in Company Securities on the Special Insider’s behalf) must act in good faith with respect to that plan.

Further, no Covered Person may (1) enter into multiple, overlapping Rule 10b5-1 plans; or (2) enter into a Rule 10b5-1 plan to affect a single-trade more than once during any consecutive 12-month.

Any Rule 10b5-1 plan proposed to be entered into after the date of this policy, or any amendment or termination of an existing Rule 10b5-1 plan after the date of this policy, must be reviewed and approved by the Compliance Officer prior to such plan’s execution, amendment, or termination; provided, however, that no transaction occurring under an approved Rule 10b5-1 plan will require further pre-clearance.

6. Additional Company Restrictions on Large Volume Trades.

In addition to the other requirements of this Policy:

(a)
Any sale of Company equity Securities by a Covered Person of greater than 30,000 shares shall be conducted through a Company approved broker.

(b)
Unless otherwise approved by the Board of Directors, no Covered Person may sell more than

100,000 shares of Company equity Securities per day.

(c)
Unless otherwise approved by the Board of Directors, no person may trade in more than 500,000 shares of Company equity Securities in the aggregate during any open trading window unless the trades occur pursuant to a previously approved 10b5-1 plan.

Interpretation:

The Company’s Chief Legal Officer is the compliance officer (the “Compliance Officer”) for this Policy. The Compliance Officer, or the Board of Directors of the Company, may designate additional officers of the Company to serve as Compliance Officers for this Policy from time to time. Any questions concerning this Policy should be directed to, and all interpretations of this Policy shall be made by, a duly designated Compliance Officer.

Disclaimer:

The Company reserves the right to modify, amend or eliminate this Policy, in whole or in part, and may do so with or without notice to employees.